Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008 relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in BB&T Corporation's Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, NC
July 25, 2008